Exhibit 99.1

The China Fund, Inc. Announces
Board Approval of Plan of Liquidation
June 20, 2025

BOSTON-- (BUSINESS WIRE) -- The China Fund, Inc. (NYSE: CHN) (the “Fund”) announced today that its Board of Directors (the “Board”) has approved a plan of liquidation and dissolution (the “Plan”) for the Fund. The Plan will be submitted to Fund stockholders for approval at a Special Meeting. The date of the Special Meeting and more detailed information about the proposed liquidation and Plan will be set forth in a proxy statement to be mailed to the Fund’s stockholders in the near future. The Board recommends that the Fund’s stockholders vote for the liquidation of the Fund at the Special Meeting.
In determining to liquidate the Fund, the Board considered a variety of factors including, among others, prevailing geopolitical and market conditions, the size of the Fund, the trading volume of the Fund’s shares, the Fund’s discount to net asset value, and the availability of competing open-end products, such as exchange-traded funds. The Board also considered alternatives, including converting the Fund into an open-end management investment company. On balance, the Board determined that the liquidation of the Fund is in the best interests of the Fund and its stockholders.

The Fund intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the proposal to liquidate the Fund. As noted, copies of the Fund’s proxy statement will also be mailed to each stockholder of record of the Fund. Upon receipt, stockholders are advised to read the Fund’s proxy statement as it will contain important information. Once filed with the SEC, the proxy statement will be available free of charge on the SEC website, www.sec.gov.
This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the Fund’s current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties are contained in the Fund’s regulatory filings, which are available free of charge on the SEC’s website. An investment in the Fund involves risk, including loss of principal. Investment return and the value of shares will fluctuate. Any data and commentary provided in this press release are for informational purposes only.
The Fund is a closed-end management investment company. The Fund’s investment manager is Matthews International Capital Management, LLC. For further information regarding the Fund, please call (888)-CHN-CALL or visit the Fund’s website at www.chinafundinc.com. The information contained on the Fund’s website is not part of this press release. Copies of the Fund’s complete audited financial statements are available free of charge upon request.
Investments involve risk, including possible loss of principal, and an investment should be made with an understanding of the risks involved with owning a particular security or asset class.

Interested parties are strongly encouraged to seek advice from qualified tax and financial experts regarding the best options for your particular circumstances.
Contact
Julian Reid
Chairman of the Board
The China Fund, Inc.
+44 7768 068200